Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION OF

THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY

The Burlington Northern and Santa Fe Railway Company, a corporation organized and existing under the laws of the State of Delaware, hereby certifies that:

1. The present name of the corporation (hereinafter called the “Corporation”) is THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY. The name under which the Corporation was originally incorporated is Great Northern Pacific & Burlington Lines, Inc., and the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of Delaware is January 13, 1961.

2. This Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Corporation’s Certificate of Merger Merging The Atchison, Topeka and Santa Fe Railway Company with and into Burlington Northern Railroad Company dated December 30, 1996 (including Exhibit A thereto, the Restated Certificate of Incorporation of The Burlington Northern and Santa Fe Railway Company) by integrating and restating and further amending said Restated Certificate of Incorporation of The Burlington Northern and Santa Fe Railway Company in its entirety as set forth in Exhibit A attached hereto and made a part hereof.

3. The Restated Certificate of Incorporation herein certified was duly adopted and approved by the written consent of the board of directors and the stockholder of the Corporation in accordance with the applicable provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of Delaware, as amended.

IN WITNESS WHEREOF, said THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY has caused this certificate to be signed by Jeffrey T. Williams, its Assistant Secretary, on January 17th, 2005.

THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY

By:	/s/ Jeffrey T. Williams
Name:	Jeffrey T. Williams
Title:	Assistant Secretary

Exhibit A

RESTATED

CERTIFICATE OF INCORPORATION

OF

BNSF RAILWAY COMPANY

FIRST: The name of the Corporation is BNSF Railway Company.

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, having a par value of $1.00 per share.

FIFTH: In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized:

1. To make, amend or repeal the By-Laws of the Corporation, subject to the power of the stockholders of the Corporation having voting power to amend or repeal By-Laws whether adopted by them or otherwise.

2. To remove at any time any officer elected or appointed by the Board of Directors by such vote of the Board of Directors as may be provided for in the By-Laws. Any other officer of the Corporation may be removed at any time by a vote of the Board of Directors, or by any committee or superior officer upon whom such power of removal may be conferred by the By-Laws or by a vote of the Board of Directors.

3. To establish bonus, profit, sharing, stock option, stock purchase, retirement or other types of incentive or compensation plans for the employees (including officers and directors) of the Corporation and to fix the terms of such plans and to determine, or prescribe the method for determining, the persons to participate in any such plans and the amount of their respective participations.

4. To authorize, and to cause to be executed mortgages, pledges, liens and charges upon the real and personal property of the Corporation and to issue obligations secured thereby.

        Both stockholders and directors shall have power to hold their meetings and the Corporation may have one or more offices, within or without the State of Delaware, and the books of the Corporation may, subject to the laws of the State of Delaware, be kept outside of such State at such places as may be from time to time determined by the Board of Directors.

SIXTH: (1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

(2) (a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE SIXTH shall also include the right to be paid by the Corporation the expenses incurred on connection with any such proceeding in advance of its final disposition of the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE SIXTH shall be a contract right.

        (b) The Corporation may, by action of its Board of Director, provide indemnification to such of the directors, officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(3) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under Delaware Law.

(4) The rights and authority conferred in this ARTICLE SIXTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

(5) Neither the amendment nor repeal of this ARTICLE SIXTH, nor the adoption of any provision of this Restated Certificate of Incorporation or the By-Laws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE SIXTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

SEVENTH: The Corporation reserves the right to amend this Restated Certificate of Incorporation in any manner permitted by Delaware Law and, with the sole exception of those rights and powers conferred under the above ARTICLE SIXTH, all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.